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                                                                      Exhibit 11

                   SECURITY FIRST CORP.
                COMPUTATION OF EARNINGS PER SHARE (a)


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

                                    Three months ended               Six months ended
                                      September 30,                   September 30,
                                        1997          1996             1997          1996
                                    --------------------------      --------------------------
PRIMARY:
  Earnings:
    Net Income applicable
      to primary shares             $2,305,000      $  286,000      $4,495,000      $2,220,000
                                    ==========================      ==========================
  Shares:
    Weighted average number
      of common shares
      outstanding                    7,558,942       7,409,589       7,542,112       7,401,402
    Shares issuable from
      assumed exercise of
      stock options                    204,641         142,314         184,005         136,236
                                    --------------------------      --------------------------

    Total primary shares             7,763,583       7,551,903       7,726,117       7,537,638
                                    ==========================      ==========================

  Primary earnings per share        $     0.30      $     0.04      $     0.58      $     0.29
                                    ==========================      ==========================

FULLY DILUTED:
  Earnings:
    Net income                      $2,305,000      $  286,000      $4,495,000      $2,220,000
    Adjustment for interest
      expense on convertible
      subordinated debentures
      net of tax                        88,000          98,000         179,000         196,000
                                    --------------------------      --------------------------

    Net income applicable to
      fully diluted shares          $2,393,000      $  384,000      $4,674,000      $2,416,000
                                    ==========================      ==========================


  Shares:
    Weighted average number
      of common shares
      outstanding                    7,558,942       7,409,589       7,542,112       7,409,589
    Shares issuable from
      assumed exercise of
      stock options                    226,683         146,427         226,583         146,427
    Shares issuable from
      assumed conversion of
      convertible subordinated
      debentures                       995,615       1,124,919       1,022,237       1,124,919
                                    --------------------------      --------------------------

    Total fully diluted shares       8,781,240       8,680,935       8,790,932       8,680,935
                                    ==========================      ==========================

  Fully diluted earnings
    per share                       $     0.27       $    0.04(b)   $     0.53       $    0.28
                                    ==========================      ==========================

  (a) Adjusted to reflect the three-for-two stock split distributed on July 31, 1997.

  (b) Fully diluted earnings per share are the same as primary because of the anti-dilutive effect of the earnings adjustment for interest expense on convertible debentures.
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